Exhibit 99.1

NEWS Contact: Margaret M. Loebl Vice President, Chief Financial Officer and Treasurer loeblm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES THIRD QUARTER 2014 RESULTS

•         8% revenue growth on increased product volume

•         Operating income drives non-GAAP earnings per diluted share up 31% to $1.19

•         Net operating cash flow of approximately $30 million generated in the quarter

October 28, 2014

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced an 8% increase in net sales to $198.9 million for the third quarter of 2014 compared to the third quarter of 2013 net sales of $184.1 million. Earnings per diluted share for the third quarter of 2014 were $1.18 compared to $0.95 for the third quarter of 2013, with non-GAAP earnings per diluted share increasing 31% to $1.19 for the third quarter of 2014 compared to $0.91 for the third quarter of 2013. The Company’s adjusted EBITDA increased 16% to $26.5 million for the third quarter of 2014 compared to $22.8 million for the third quarter of 2013. For the first nine months of 2014, the Company’s net sales increased 5% to $571.8 million from $545.1 million for the first nine months of 2013. Earnings per diluted share for the first nine months of 2014 were $3.31 compared to $3.21 for the first nine months of 2013, with non-GAAP earnings per diluted share increasing 14% to $3.26 for the first nine months of 2014 from $2.87 for the first nine months of 2013. The Company’s adjusted EBITDA increased 11% to $76.1 million for the first nine months of 2014 from $68.6 million for the first nine months of 2013.

Michael F. Barry, Chairman, Chief Executive Officer and President commented, "We are very pleased with our third quarter results despite the continued challenges in Brazil, as well as the overall slowing global economy. Our above-market revenue growth of 8% and strong earnings growth are a testament to the strength of our people, business model and competitive positioning. Our geographic diversification continues to help us as we experienced double-digit growth in each of our three largest regions (North America, Europe and Asia/Pacific), which more than offset a decline in our smallest region (South America), due to poor economic conditions.”

Mr. Barry continued, "Looking forward, we are seeing an uncertain economic environment in many countries throughout the world. However, we do believe our track record of increasing our market share and leveraging our recent acquisitions will continue and help offset the market issues we may experience. In addition, our strong cash flow and balance sheet will allow us to continue to pursue strategic, value creating acquisitions like our recent acquisition of ECLI Products, LLC in August. Overall, I continue to remain confident in our future and expect 2014 to be another good year for Quaker."

Quaker Chemical Corporation One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA P: 610.832.4000 F: 610.832.8682 quakerchem.com

Third Quarter of 2014 Summary

Net sales for the third quarter of 2014 of $198.9 million increased approximately 8% from net sales of $184.1 million for the third quarter of 2013, primarily due to higher product volumes. Included in the Company’s net sales growth for the third quarter of 2014 was 1.7% of additional sales from its acquisition of ECLI Products, LLC (“ECLI”).

Gross profit increased approximately $4.3 million, or approximately 7%, from the third quarter of 2013 on the increase from sales volumes, noted above, on relatively consistent gross margins of 35.4% and 35.9% for the third quarter of 2014 and the third quarter of 2013, respectively.

Selling, general and administrative expenses (“SG&A”) increased approximately $2.6 million from the third quarter of 2013. The increase in SG&A was driven by higher labor-related costs primarily on increased sales and merit inflation, incentive compensation increases, acquisition-related costs and a U.S. customer bankruptcy, partially offset by the Company’s prior year cost streamlining initiatives and the effects of foreign exchange.

The Company had other income of $0.9 million in the third quarter of 2014 compared to other expense of $0.7 million in the third quarter of 2013. The change to other income for the third quarter of 2014 was the result of foreign exchange gains and receipts of annual government grants in one of the Company’s regions. Comparatively, the third quarter of 2013 had significant foreign exchange losses and minimal related government grants, as the majority of such grants were recognized in different quarters of the prior year.

Interest expense was slightly lower in the third quarter of 2014 compared to the third quarter of 2013. The Company incurred additional interest expense in the current quarter on higher average borrowings due to its recent acquisition activity, but this was more than offset by prior year interest expense from the accretion of an acquisition-related earnout liability that was settled in 2014.

Interest income was higher in the third quarter of 2014 compared to the third quarter of 2013, primarily due to interest received on certain tax-related credits and an increase in the level of the Company’s invested cash in regions with higher returns.

The Company’s effective tax rates for the third quarters of 2014 and 2013 were 26.7% and 33.8%, respectively. The Company has historically recognized a third quarter tax rate that is lower than its annual effective tax rate. However, in the prior year, the Company’s effective tax rate was impacted by its Asia/Pacific region, where it was recording tax expense at the local statutory tax rate of 25% while awaiting recertification of a concessionary tax rate.

Equity in net income of associated companies (“equity income”) decreased $1.2 million in the third quarter of 2014 compared to the third quarter of 2013. The primary component of the Company’s equity income is its interest in a captive insurance company, which was higher in the prior year period.

The $0.3 million decrease in net income attributable to noncontrolling interest in the third quarter of 2014 compared to the third quarter of 2013 was primarily due to the Company’s second quarter of 2014 acquisition of the noncontrolling interest in its Australian affiliate.

Overall, the Company realized a minimal impact to its net income from its current quarter acquisitions, as their respective operational results were offset by acquisition-related costs and initial adjustments related to fair value accounting.

Changes in foreign exchange rates positively impacted the third quarter of 2014 net income by approximately $0.1 million, or $0.01 per diluted share.

Quaker Chemical Corporation One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA P: 610.832.4000 F: 610.832.8682 quakerchem.com

Year-to-Date 2014 Summary

Net sales for the first nine months of 2014 of $571.8 million increased 5% from $545.1 million for the first nine months of 2013, primarily due to higher product volumes.

Gross profit increased approximately $7.7 million, or approximately 4%, from the first nine months of 2013, which was primarily driven by the increase in sales volumes, noted above, on relatively consistent gross margins of 35.6% and 35.9% for the first nine months of 2014 and the first nine months of 2013, respectively.

SG&A increased approximately $2.9 million from the first nine months of 2013. The increase in SG&A was driven by higher labor-related costs primarily on increased sales and merit inflation, acquisition-related costs, a U.S. customer bankruptcy and, also, additional costs related to an amendment to the Company’s pension plan in the United Kingdom (“UK”). These increases to the first nine months of 2014 SG&A were partially offset by lower incentive compensation costs, decreases in foreign currency exchange rate translation and additional costs in the prior year related to the Company’s cost streamlining initiatives in Europe and South America.

The $1.4 million decrease in other income in the first nine months of 2014 from other income in the first nine months of 2013 was primarily caused by the Company’s prior year receipt of a mineral oil excise tax refund net of the prior year expense related to a change in an acquisition-related earnout liability.

Interest expense was lower in the first nine months of 2014 compared to the first nine months of 2013, primarily due to decreases in average borrowings, lower average interest rates and the prior year interest accretion on an acquisition-related earnout liability, discussed above.

Interest income was higher in the first nine months of 2014 compared to the first nine months of 2013, primarily due to interest received on several tax-related credits and an increase in the average level of the Company’s cash on hand in the current year.

The Company’s effective tax rates for the first nine months of 2014 and 2013 were relatively consistent at 30.5% and 30.0%, respectively. The Company still estimates that its full year 2014 effective tax rate will approximate 31%.

The decrease in the Company’s equity income of $2.2 million from the first nine months of 2013 to the first nine months of 2014 was primarily caused by lower earnings related to the Company’s equity interest in a captive insurance company. In addition, the Company’s equity income for both the first nine months of 2014 and the first nine months of 2013 include comparable currency charges related to the conversion of the Venezuelan Bolivar Fuerte to the U.S. Dollar.

The primary component of the $0.4 million decrease in net income attributable to noncontrolling interest from the first nine months of 2013 was the Company’s acquisition of the noncontrolling interest in its Australian affiliate, discussed above.

Changes in foreign exchange rates negatively impacted the first nine months of 2014 net income by approximately $0.7 million, or $0.05 per diluted share.

Balance Sheet and Cash Flow Items

Strong quarterly earnings and improved working capital management drove net operating cash flows of approximately $29.8 million for the third quarter of 2014 compared to $24.5 million in the third quarter of 2013, which increased the Company’s year-to-date net operating cash flow to $38.0 million compared to $51.9 million for the first nine months of 2013. Overall, the Company’s liquidity remains strong, as its cash position continued to exceed its debt at September 30, 2014 and, also, the Company’s consolidated leverage ratio continued to be less than one times EBITDA, despite the added borrowings for the $52.0 million purchase of ECLI.

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Non-GAAP Measures

Included in this public release are non-GAAP financial measures of non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. The following are reconciliations between the non-GAAP (unaudited) financial measures of non-GAAP earnings per diluted share and adjusted EBITDA to their most directly comparable GAAP (unaudited) financial measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
GAAP earnings per diluted share attributable to Quaker Chemical Corporation Common Shareholders	$1.18	$0.95	$3.31	$3.21
UK pension plan amendment per diluted share	—	—	0.05	—
U.S. customer bankruptcy per diluted share	0.02	—	0.02	—
Mineral oil excise tax refund per diluted share	—	—	—	(0.14)
Change in acquisition-related earnout liability per diluted share	—	—	—	0.03
Cost streamlining initiatives per diluted share	—	0.05	0.02	0.07
Currency conversion impacts of the Venezuelan Bolivar Fuerte per diluted share	—	—	0.02	0.03
Equity income in a captive insurance company per diluted share	(0.01)	(0.09)	(0.16)	(0.33)

Non-GAAP earnings per diluted share	$1.19	$0.91	$3.26	$2.87

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income attributable to Quaker Chemical Corporation	$15,696	$12,551	$43,853	$42,253
Depreciation and amortization	4,196	3,952	11,908	11,840
Interest expense	641	717	1,747	2,223
Taxes on income before equity in net income of associated companies	5,724	5,972	18,808	16,933
UK pension plan amendment	—	—	902	—
U.S. customer bankruptcy	310	—	310	—
Mineral oil excise tax refund	—	—	—	(2,540)
Change in acquisition-related earnout liability	—	—	—	675
Cost streamlining initiatives	—	875	348	1,277
Currency conversion impacts of the Venezuelan Bolivar Fuerte	—	—	321	357
Equity income in a captive insurance company	(72)	(1,247)	(2,142)	(4,378)

Adjusted EBITDA	$26,495	$22,820	$76,055	$68,640

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the third quarter of 2014 results is scheduled for October 29, 2014 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share amounts)

	(Unaudited)		(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net sales	$198,867	$184,059	$571,827	$545,098

Cost of goods sold	128,567	118,069	368,197	349,186

Gross profit	70,300	65,990	203,630	195,912
%	35.4%	35.9%	35.6%	35.9%

Selling, general and administrative expenses	49,747	47,183	142,759	139,901

Operating income	20,553	18,807	60,871	56,011
%	10.3%	10.2%	10.6%	10.3%

Other income (expense), net	914	(685)	558	1,962
Interest expense	(641)	(717)	(1,747)	(2,223)
Interest income	642	267	1,990	665
Income before taxes and equity in net income of associated companies	21,468	17,672	61,672	56,415

Taxes on income before equity in net income of associated companies	5,724	5,972	18,808	16,933
Income before equity in net income of associated companies	15,744	11,700	42,864	39,482

Equity in net income of associated companies	375	1,605	2,506	4,689

Net income	16,119	13,305	45,370	44,171

Less: Net income attributable to noncontrolling interest	423	754	1,517	1,918

Net income attributable to Quaker Chemical Corporation	$15,696	$12,551	$43,853	$42,253
%	7.9%	6.8%	7.7%	7.8%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$1.18	$0.95	$3.31	$3.21
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$1.18	$0.95	$3.31	$3.21

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS

Current assets
Cash and cash equivalents	$64,221	$68,492
Accounts receivable, net	188,982	165,629
Inventories	80,534	71,557
Prepaid expenses and other current assets	19,818	23,169
Total current assets	353,555	328,847

Property, plant and equipment, net	83,796	85,488
Goodwill	70,053	58,151
Other intangible assets, net	59,301	31,272
Investments in associated companies	21,149	19,397
Deferred income taxes	21,996	24,724
Other assets	34,360	36,267
Total assets	$644,210	$584,146

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$571	$1,395
Accounts and other payables	85,888	75,580
Accrued compensation	16,058	20,801
Other current liabilities	28,362	33,080
Total current liabilities	130,879	130,856
Long-term debt	62,009	17,321
Deferred income taxes	5,920	6,729
Other non-current liabilities	78,391	84,544
Total liabilities	277,199	239,450

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2014 - 13,269,266 shares; 2013 - 13,196,140 shares	13,269	13,196
Capital in excess of par value	96,717	99,038
Retained earnings	290,876	258,285
Accumulated other comprehensive loss	(41,413)	(34,700)
Total Quaker shareholders' equity	359,449	335,819
Noncontrolling interest	7,562	8,877
Total equity	367,011	344,696
Total liabilities and equity	$644,210	$584,146

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the Nine months ended September 30,
(Dollars in thousands)

	(Unaudited)
	2014	2013
Cash flows from operating activities
Net income	$45,370	$44,171
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,154	9,219
Amortization	2,754	2,621
Equity in undistributed earnings of associated companies, net of dividends	(2,306)	(2,525)
Deferred compensation and other, net	1,672	(50)
Stock-based compensation	3,959	3,133
(Gain) loss on disposal of property, plant and equipment	(125)	193
Insurance settlements realized	(1,214)	(731)
Pension and other postretirement benefits	178	(561)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(23,061)	(13,222)
Inventories	(9,143)	(4,569)
Prepaid expenses and other current assets	1,332	1,017
Accounts payable and accrued liabilities	9,470	13,256
Net cash provided by operating activities	38,040	51,952

Cash flows from investing activities
Investments in property, plant and equipment	(8,376)	(7,330)
Payments related to acquisitions, net of cash acquired	(51,947)	(2,478)
Proceeds from disposition of assets	178	391
Interest earned on insurance settlements	34	40
Change in restricted cash, net	1,180	691
Net cash used in investing activities	(58,931)	(8,686)

Cash flows from financing activities
Proceeds from long-term debt	45,000	-
Repayment of long-term debt	(1,106)	(12,289)
Dividends paid	(10,580)	(9,721)
Stock options exercised, other	(194)	(510)
Excess tax benefit related to stock option exercises	430	815
Purchase of a noncontrolling interest in an affiliate	(7,422)	-
Payment of acquisition-related earnout liability	(4,709)	-
Distributions to noncontrolling affiliate shareholders	(1,806)	(30)
Net cash provided by (used in) financing activities	19,613	(21,735)

Effect of exchange rate changes on cash	(2,993)	(133)
Net (decrease) increase in cash and cash equivalents	(4,271)	21,398
Cash and cash equivalents at the beginning of the period	68,492	32,547
Cash and cash equivalents at the end of the period	$64,221	$53,945